Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) by and between Merge Healthcare, Incorporated, a Delaware corporation (the "Company"), and Jeffery A. Surges (the "Executive") dated as of the 5th day of November, 2010 (the “Effective Date”).

The Company has determined that, because of the unique nature of the Executive's services to the Company, it is in its best interests and those of its shareholders to assure that the Company will have the continued dedication of the Executive, and to provide the Company with the continuity of management the Company considers crucial to ensuring the Company's continued success. Therefore, in order to accomplish these objectives, the Company desires to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on November 4, 2012 ("Initial Term"); provided, on November 5, 2012 and each November 5th thereafter, the employment period shall be extended for additional one-year periods until the Executive dies or becomes Disabled, as defined in Section 3(a) herein, or either the Company or the Executive delivers a written notice of its/his decision not to continue such employment for a subsequent one-year period (“Notice of Non-Renewal”) at least 60 days before such November 5th (the Initial Term, as so extended, is the "Employment Period").  The Employment Period shall automatically terminate upon any termination of Executive’s employment.

2.             Terms of Employment.

(a)           Position and Duties.

(i)           During the Employment Period, (i) the Executive shall serve as the Chief Executive Officer with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, reporting to the Board of Directors of the Company (the “Board”);

(ii)          the Executive's services shall be performed at 200 East Randolph Street, Chicago, Illinois; and,

(iii)         excluding periods of vacation or sick leave, the Executive shall devote substantially all of his attention and time during normal business hours to the business and affairs of the Company.

(b)           Compensation.

(i)           Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of $450,000.

(ii)          Annual Bonus. For each fiscal year that the Executive is employed by the Company, the Executive shall be entitled to participate in the Company's annual incentive bonus plan then in effect (the "Annual Target Bonus").  The Executive’s Annual Target Bonus shall be equivalent to one hundred percent (100%) of the Executive’s Annual Base Salary.

(iii)         Stock Option Grant. Executive shall be granted 1,500,000 stock options. The stock options shall vest as follows: twenty percent (20%) or 300,000 options on November 5, 2010 (“Grant Date”) and twenty percent (20%) on each anniversary of the Grant Date thereafter. These options are non-qualified and shall expire six (6) years from the Grant Date. All options will vest upon a change in control of the Company. Notwithstanding the above, the terms and conditions of the options will be as otherwise set forth in the 2005 Equity Plan and the stock option award agreement as amended.  In the event that any change in control payment or benefits received or to be received by Executive pursuant to this Agreement or any other agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) or any comparable successor provisions, then such payment shall be either: (A) provided to Executive in full, or (B) provided to Executive as to such lesser extent which would result in no portion of such payment being subject to such excise tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of the payment, notwithstanding that all or some portion of such payment may be taxable under such excise tax.  To the extent such payment needs to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest.  Executive agrees to cooperate fully with the Company to determine the benefits applicable under this subparagraph.

(iv)        Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee welfare, perquisites, fringe benefit, vacation and other benefit plans, practices, policies and programs generally applicable to the senior executives of the Company.

(v)         Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all expenses incurred by the Executive in accordance with the Company's policies for its senior executives as in effect from time to time.  To the extent required to avoid an accelerated or additional tax under Section 409A of the Code and the guidance promulgated thereunder (collectively “Section 409A”), amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to Executive) under this Agreement shall not be subject to liquidation or exchange for another benefit.

3.             Termination of Employment.

(a)           Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death or Disability during the Employment Period. “Disability” means the Executive’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively the Executive’s duties and obligations to the Company or any of its subsidiaries and to participate effectively and actively in the management of the Company or any of its Subsidiaries for a period of at least ninety (90) consecutive days or for shorter periods aggregating at least one hundred twenty (120) days (whether or not consecutive) during any twelve (12) month period.  A Disability shall be determined in the reasonable judgment of either (i) the Board or (ii) the Executive or his personal representative or legal guardian, and shall be deemed to have occurred on (x) the date that such party provides notice to the other party of the satisfaction of each of the requirements to constitute a Disability set forth above or (y) such other date as the parties shall mutually agree (such date, the “Disability Effective Date”).

(b)           Cause. The Company may terminate the Executive's employment at any time for Cause. For purposes of this Agreement, "Cause" shall mean (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or its representatives, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or its affiliates, or (iii) the conviction of a felony or entry of a guilty or nolo contendere plea by the Executive with respect thereto, or (iv) a material breach of Sections 5(a) through (e) of this Agreement.  For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's act or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board (not including the Executive) after reasonable notice is provided to the Executive and the Executive is given an opportunity (together with separate counsel if the Board requests its counsel to be present), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in subparagraph (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail.

(c)           Good Reason. The Executive's employment may be terminated at any time by the Executive for Good Reason by Notice of Termination provided to the Company in accordance with Section 3(c) within ninety (90) days after the Executive becomes aware of such basis for Good Reason. For purposes of this Agreement, "Good Reason" shall mean in the absence of a written consent of the Executive (i) any action by the Company that results in a material diminution in the Executive's position, authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, including for this purpose, without limitation, actions that relate to the Executive's status, offices, titles and reporting relationships and excluding for this purpose any action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement (other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive); (iii) any reduction in the Executive’s Base Salary or Annual Bonus opportunity (provided, however, that (A) a reduction in Annual Bonus opportunity shall not trigger the application of this clause if (1) it similarly applies to all senior executives of the Company and reflects the Board’s assessment of current or projected reductions in the nature, scope or profitability of the Company as compared to the prior fiscal year, or (2) such reduction is part of an overall modification to the Company’s compensation programs that does not reduce the Executive’s aggregate annual compensation opportunity by more than fifteen percent (15%) as compared to the prior fiscal year and (B) the phrase “Annual Bonus opportunity” shall mean the target bonus set for Executive with respect to a fiscal year and shall not be considered to have been reduced merely because the actual Annual Bonus paid to Executive with respect to such year was reduced below such target as part of the Board’s evaluation of Executive’s performance during such year and such evaluation has been conducted in good faith by the Board); (iv) the Company requiring the Executive to be based at any office or location more than fifty (50) miles from that provided in Section 2(a)(ii) hereof, provided that travel required in connection with Executive's reporting relationships and responsibilities to the Board shall not be deemed a breach hereof; and (v) any failure by the Company to comply with Section 6(b) below.

(d)           Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 7(c) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than ninety days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.  A Notice of Termination shall also be provided (without a need to reference matters addressed in clauses (i) and (ii) above) in the event of any termination by the Company other than for Cause or by the Executive without Good Reason.

(e)           Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company, or if the Executive resigns, the effective date thereof stated in the Notice of Termination or Notice of Non-Renewal, and (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

(f)           Effect of Termination.  In the event of any termination of employment, except as otherwise agreed by the Company, the Executive shall automatically be deemed to have resigned and shall resign from all positions with the Company and its affiliates as of the Date of Termination.

4.           Obligations of the Company upon Termination.

(a)           Good Reason; Other Than for Cause. If the Company shall terminate the Executive's employment other than for Cause (including by the Company’s delivery of a Notice of Non-Renewal), or if the Executive shall terminate employment for Good Reason and provided (in the case of clauses (ii) and (iii) below) that Executive executes within thirty (30) days after the Executive’s Date of Termination, and does not revoke, a general release of claims in form reasonably satisfactory to the Company:

(i)           the Company shall pay to the Executive the following sums due in accordance with the Company’s payroll practices:

   (A) the Executive's Annual Base Salary through the Date of Termination; and

   (B) the Executive’s actual annual bonus for the prior fiscal year to the extent not theretofore paid; and

(ii)          the Company shall pay, in accordance with the Company’s payroll practices over twelve (12) calendar months, beginning in the month after the 30th day following Executive’s Date of Termination (or such later date that any right that the Executive has to revoke his general release shall have lapsed), a series of equal cash payments equal to the sum of the (A) Executive's Annual Base Salary, plus (B) fifty percent (50%) of the Executive’s Annual Target Bonus; and

(iii)         the Company shall pay or provide any accrued benefits and shall continue, for one year after the Executive's Date of Termination,  welfare benefits to the Executive and/or the Executive's family on terms and conditions substantially equivalent to those provided to other senior executives of the Company and their families at such time (which period shall be reduce the Executive’s COBRA coverage period by the same duration),; and

(b)           Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause or the Executive terminates his employment without Good Reason at any time (including by Executive’s delivery of a Notice of Non-Renewal), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide any accrued benefits pursuant to Section 4(a)(i) above.

(c)           Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability, the Executive shall be entitled to the benefits set forth in Section 4(a) above (except that Section 4(a)(ii) shall not apply), and this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement.

(d)           Full Discharge.  The amounts payable to Executive following termination of the Employment Period or upon or any actual or constructive termination of Executive’s employment shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims Executive may have in respect of Executive’s employment by the Company or any Affiliate, and Executive acknowledges that such amounts are fair and reasonable, and Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder.

(e)           Timing of Payments. Executive agrees if he is a “specified employee” at the time of his termination of employment and if payments in connection with such termination of employment are subject to Section 409A and not otherwise exempt, such payments (and other benefits to the extent applicable) due Executive at the time of termination of employment shall not be paid until a date at least six months after the effective date of Executive’s “separation from service” (as defined in Section 409A).  To the extent this Agreement is subject to Section 409A, the parties intend this Agreement to be interpreted so that it is compliant with Section 409A.  In applying Section 409A, the following rules shall apply:

(i)           For purposes of applying the exception to Section 409A for short-term deferrals, each severance pay installment shall be treated as a separate payment for purposes of Section 409A.  Accordingly, any benefits paid (i) within 2-½ months of the end of the Company’s taxable year containing Executive’s Date of Termination, or (ii) within 2-½ months of Executive’s taxable year containing the Date of Termination shall be exempt from Section 409A and shall be paid as described in this Section 4 without regard to Section 409A.

(ii)          To the extent benefits are not exempt from Section 409A under subparagraph (i) above, if Executive’s severance pay benefit otherwise payable in the first six months following Executive’s Date of Termination is equal to or less than the lesser of the amounts described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and (2), such severance benefit shall be exempt from Section 409A and shall be paid as described in this Section 4 without regard to Section 409A; and

(iii)         Only to the extent a portion of Executive’s severance pay benefit is not exempt from Section 409A pursuant to subparagraphs (i) or (ii) above, then, any such remaining severance pay benefits will not be paid to Executive until the first payroll date of the 7th month following Executive’s Date of Termination.  Any deferred payments will be paid in a lump sum and shall be equal to the portion of the severance pay benefit that exceeds the Section 409A limit.

5.             Covenants.

(a)           The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), and the customer and client relationships to which the Company will expose Executive and which Executive will develop on behalf of the Company in the course of his duties hereunder. The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process (provided the Company has been given notice of and opportunity to challenge or limit the scope of disclosure purportedly so required), communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, except as reasonably necessary in connection with enforcement of the Executive's right under this Agreement or his defense of any civil or criminal investigation or proceeding.

(b)           While employed by the Company or any of its subsidiaries and for twelve months after the Executive's termination of employment (the “Restricted Period”), the Executive will not, directly or indirectly, solicit, hire or engage any individual for employment by any person or entity other than the Company or its subsidiaries or hire any person employed by the Company or its subsidiaries if such person was employed by the Company or its subsidiaries within twelve (12) months of such hire or engagement (provided, however, that the employment of any such person solely as a result of a response to a general solicitation or advertisement shall not constitute a violation of this clause).

(c)           During the Restricted Period, Executive agrees not to: (i) directly or indirectly contact any Customer of Company (or any of its subsidiaries or affiliates) for the purposes of providing or selling to those Customers services or products similar to, or competitive with, the services or products provided by Company; (ii) directly or indirectly transact any business with any Customer of Company or any of its subsidiaries or affiliates) relating to services or products similar to, or competitive with, the services or products provided by Company in the previous twenty-four months to that Customer. For the purposes of this provision, Customer shall mean (i) any person or entity to whom Company or any of its subsidiaries or affiliates has provided services or products at any time in the eighteen (18) month period immediately prior to the termination of your employment and with which or whom you have had contact or knowledge of confidential information; or (ii) any entity to whom Company or any of its subsidiaries or affiliates has submitted a bid, quotation, estimate, or a response to Request for Proposal (RFP), Request for Tender (RFT), Expression of Interest (EOI), Request for Quotation (RFQ), at any time in the twelve (12) month period immediately prior to the termination of your employment and with which or whom you have had contact or knowledge of confidential information, regardless of whether such bid, quotation, estimate or response has been successful or not

(d)           During the Restricted Period, Executive agrees not to engage in executive management or sales activities on behalf of any person or entity within the United States engaged in the business of developing or marketing software or other information technology to automate healthcare data and diagnostic workflow.

(e)           During the Restricted Period and for two (2) years after the end of the Restricted Period, Executive agrees not to make any public statement that is intended to or could reasonably be expected to disparage the Company or its subsidiaries or any of their products, services, shareholders, directors, officers or employees.  During the Restricted Period, the Company agrees that in its external communications that it shall not make a public statement that is intended to or could reasonably be expected to disparage Executive

(f)           The results and proceeds of Executive’s services to the Company hereunder, including, without limitation, any works of authorship related to the Company resulting from Executive’s services during Executive’s employment with the Company and/or any of its Affiliates and any works in progress, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever.  If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever.  Executive shall, from time to time, as may be requested by the Company and at the Company’s sole expense, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any an all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments.  To the extent Executive has any rights in the results and proceeds of Executive’s services to the Company that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such rights.  This Section 5(e) is subject to, and shall not be deemed to limit, restrict or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company or any of its Affiliates being Executive’s employer

(g)           All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by Executive will be the sole and exclusive property of the Company. Executive agrees to safeguard all Documents and to surrender to the Company, at the time Executive’s employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in Executive’s possession or control.

(h)           Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates, that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force and that, as a result of the foregoing, in the event that Executive breaches such covenants, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.  Executive therefore agrees that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach by Executive of any of those covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security.

(i)            Executive agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment to the extent the Company pays all Company-approved expenses Executive incurs in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by Executive in good faith) with Executive’s personal or professional schedule.

(j)            The provisions of this Section 5 shall remain in full force and effect until the expiration of the period specified herein notwithstanding the earlier termination of the Executive's employment hereunder.

6.             Successors.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.             Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to any state’s principles of conflict of laws. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Illinois, in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           The term “subsidiary” or “subsidiaries” as used in this Agreement shall refer to any and all direct and/or indirect subsidiaries of the Company.

(c)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the most recent address on file for the Executive at the Company.

If to the Company:

Merge Healthcare, Incorporated
200 East Randolph Drive
Chicago, IL  60601
Attention:   Chairman

With a copy to the Company's General Counsel at the same address or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)           AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(e)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)            The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)           The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)           From and after the Effective Date, this Agreement shall supersede any other employment, severance or change of control agreement between the Executive and the Company or any of its subsidiaries.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

Executive

/s/ Jeffrey A. Surges
Jeffrey A. Surges

Merge Healthcare, Incorporated

By:	/s/ Michael W. Ferro, Jr.
Title: Chairman